NEWS RELEASE



      Comdisco Announces Sale Agreements for Several European Operations


Rosemont, October 18, 2002: Comdisco Holding Company, Inc. (OTC:CDCO) today announced that is has entered into an agreement for the sale of its French operations, Comdisco France SA and Promodata SNC, to Belgium-based computer services provider, ECONOCOM Group. The sale is contingent upon French regulatory approval. Terms were not disclosed.

Comdisco also announced that it has sold its Swiss and Austrian-based operations. The Swiss operations have been sold to Comprendium SA, owned by Thomas Flohr, who until January 2001 served as President of Comdisco Europe. Comdisco's Austrian operations have been sold to PH Holding GmbH, owned by Peter Huber, who until the sale had been serving as the regional manager for Comdisco's Austrian and Swiss operations. Terms were not disclosed for either sale.

Each of the transactions resulted from an extensive offering and competitive bidding process run by the company's independent investment banking firm. The operations in France, Switzerland and Austria comprised approximately 13 percent, 3 percent and 2 percent, respectively, of Comdisco's total European assets as of June 30, 2002.

About Comdisco
The purpose of reorganized Comdisco is to sell, collect or otherwise reduce to money the remaining assets of the corporation in an orderly manner. Rosemont, IL-based Comdisco (www.comdisco.com) provided equipment leasing and technology services to help its customers maximize technology functionality and predictability, while freeing them from the complexity of managing their technology. Through its former Ventures division, Comdisco provided equipment leasing and other financing and services to venture capital backed companies.


Safe Harbor
The foregoing contains forward-looking statements regarding Comdisco. They reflect the company's current views with respect to current events and financial performance, are subject to many risks, uncertainties and factors relating to the company's operations and business environment which may cause the actual results of the company to be materially different from any future results, express or implied by such forward-looking statements. The company intends that such forward-looking statements be subject to the Safe Harbor created by Section 27(a) of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. The words and phrases "expect," "estimate," and "anticipate" and similar expressions identify forward-looking statements. Certain factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: Adjustments arising in the course of completing the analysis of information with respect to the review of the company's businesses and evaluation of impairment charges; continuing volatility in the equity markets, which can affect the availability of credit and other funding sources to the high technology sector companies in the Ventures portfolio, resulting in the inability of those companies to satisfy their obligations in a timely manner and an increase in bad debt experience beyond current reserves; continued consolidation in the telecommunications industry and curtailment of the growth plans of the remaining companies in that sector, which could result in fewer buyers and reduced prices for available Prism assets, and a further reduction in the proceeds actually received from the sale of those assets compared to prior estimates and an increase in the losses associated with the discontinued operation. Other risk factors are listed from time to time in the company's SEC reports, including, but not limited to, the report on Form 10-Q for the quarter ended June 30, 2002. Comdisco disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.



Contacts:
Mary Moster                                  Fred Spar or Jeremy Fielding
(847) 518-5147                               Kekst and Company
mcmoster@comdisco.com                        (212) 521-4800